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(DUSA(R) LOGO)
INNOVATION IN PHOTODYNAMIC THERAPY

DUSA PHARMACEUTICALS, INC.(R)
NEW ENGLAND COMPOUNDING CENTER

FOR RELEASE AT 6:30 A.M.

   DUSA PHARMACEUTICALS AND NEW ENGLAND COMPOUNDING CENTER ANNOUNCE FAVORABLE
                     SETTLEMENT IN COMPOUNDING PHARMACY SUIT

WILMINGTON AND FRAMINGHAM, MA - APRIL 10, 2006 - DUSA Pharmaceuticals, Inc.(R) (NASDAQ NMS: DUSA) and New England Compounding Center (NECC) announced today that they have settled their respective claims against each other to end the lawsuit filed by DUSA in December of 2004.

DUSA's complaint (DUSA Pharmaceuticals, Inc. and Queens University at Kingston v. New England Pharmacy Compounding, Inc., Civil Action No. 04-12703-NMG U.S. District. Court, Mass.) alleged that NECC infringed and induced others to infringe two patents owned by Queens University and exclusively licensed to DUSA. NECC counterclaimed for unfair competition and interference with business relations. Under the terms of the settlement agreement, NECC does not admit any wrongdoing but has agreed that it will not infringe or induce others to infringe the two patents that were the subject of the lawsuit, and all claims against DUSA were released.

"We are pleased that we were able to reach an agreement with NECC," stated Bob Doman, President of DUSA Pharmaceuticals, "We believe that this settlement supports the validity of our patents on Levulan(R) (ALA) for the use in dermatologic conditions. We will continue to aggressively defend our intellectual property wherever warranted."

Barry J. Cadden, NECC's Director of Pharmacy, stated "We are also pleased that we were able to reach an agreement with DUSA so that both parties may concentrate on their business activities."

New England Compounding Center is a compounding-only pharmacy which compounds high quality, customized medications for specific patients. The Pharmacy is privately-held and located in Framingham, MA.

DUSA Pharmaceuticals, Inc. is a biopharmaceutical company engaged primarily in the development of Levulan(R) Photodynamic Therapy (PDT) and Photodetection (PD) for multiple medical indications, with its primary focus in dermatology. PDT and PD utilize light-activated compounds such as Levulan(R) to

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induce a therapeutic or detection effect. In addition, DUSA markets and sells a line of products, including Nicomide(R), the AVAR(R) line and other products resulting from its recent merger with Sirius Laboratories, Inc. targeting patients with acne and rosacea. DUSA maintains offices in Wilmington, MA, Valhalla, NY, and Toronto, Ontario. Sirius is located in Vernon Hills, Illinois.

Except for historical information, this news release contains certain forward-looking statements that involve known and unknown risk and uncertainties, which may cause actual results to differ materially from any future results, performance or achievements expressed or implied by the statements made. These forward-looking statements relate to DUSA's belief regarding its patents and commitment to its intellectual property. These forward-looking statements are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the litigation process, the maintenance of our patent portfolio, sufficient funding, and other risks and uncertainties identified in DUSA's filings with the Securities and Exchange Commission from time to time, including its Form 10-K for the year ended December 31, 2005.

For further DUSA information contact:
D. GEOFFREY SHULMAN, MD, Chairman and CEO or SHARI LOVELL, Director, Shareholder Services
Tel: 416.363.5059 Fax 416.363.6602
or visit www.dusapharma.com

For further NECC information contact:
BARRY J. CADDEN, R.PH., Director of Pharmacy
Tel: 508-820-0606, Fax 508-820-1616